Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSENTERIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 20, 2014

To our Stockholders:

You are cordially invited to the 2014 annual meeting of stockholders (the “Annual Meeting”) of TransEnterix, Inc. to be held at its executive office, 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560, on June 24, 2014, at 10:00 a.m. local time.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement describing the matters to be acted upon at the Annual Meeting are contained in the following pages. Stockholders also are entitled to vote on any other matters which properly come before the Annual Meeting.

Enclosed is a proxy which will enable you to vote your shares on the matters to be considered at the Annual Meeting even if you are unable to attend in person. Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed envelope as soon as possible for receipt prior to the Annual Meeting.

Regardless of the number of shares you own, please be sure you are represented at the Annual Meeting either by attending in person or by returning your proxy as soon as possible.

Sincerely,

Paul A. LaViolette
Chairman of the Board of Directors

Todd M. Pope
President and Chief Executive Officer

TRANSENTERIX, INC.

635 Davis Drive, Suite 300

Morrisville, North Carolina 27560

(919) 765-8400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 24, 2014

May 20, 2014

To the stockholders of TransEnterix, Inc.:

The 2014 annual meeting of stockholders (the “Annual Meeting”) of TranEnterix, Inc., a Delaware corporation (the “Company”) will be held at 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560 on June 24, 2014, at 10:00 a.m. local time, for the purpose of considering and voting upon the following:

1.	Election of Directors. The election of the eight directors named in the attached proxy statement to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

2.	Say on Pay. An advisory vote to approve the compensation paid to the Company’s named executive officers.

3.	Frequency of Say on Pay Vote. An advisory vote regarding the frequency of submission of future say on pay votes to the stockholders for approval.

4.	Other Matters. The transaction of such other business as may lawfully come before the Annual Meeting or any adjournments thereof.

The Board of Directors currently knows of no other business to be presented at the Annual Meeting. If any other matters come before the Annual Meeting, the persons named in the enclosed proxy will vote with their judgment on those matters.

Pursuant to the Company’s bylaws, the Board of Directors has fixed the close of business on May 12, 2014 as the record date for determination of the stockholders entitled to vote at the Annual Meeting and any adjournments thereof. You can ensure that your shares are voted at the meeting by voting via the Internet or by completing, signing and returning the enclosed proxy card. If you do attend the Annual Meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise. Shares represented by proxies that are returned properly signed but unmarked will be voted in favor of proposals made by us.

By Order of the Board of Directors,

Joshua B. Weingard
Corporate Secretary

Notice Regarding Availability of Proxy Materials

for the 2014 Annual Meeting of Stockholders to be Held on June 24, 2014

This Notice of Annual Meeting of Stockholders, our proxy statement, the proxy card and our 2013 Annual Report are available online at www.transenterix.com.

TRANSENTERIX, INC.

635 Davis Drive, Suite 300

Morrisville, North Carolina 27560

(919) 765-8400

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 24, 2014

This proxy statement is sent by the Board of Directors (the “Board”) of TransEnterix, Inc. (the “Company”), to solicit proxies to be voted at our 2014 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, June 24, 2014, at 10:00 a.m. local time, at 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560 and at any adjournments, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the enclosed proxy card, the Notice of Annual Meeting of Stockholders and the Company’s 2013 Annual Report will first be mailed to stockholders entitled to vote on or about May 20, 2014.

Special Note Regarding the Company’s History: On September 3, 2013, SafeStitch Medical, Inc. completed a merger (the “Merger”) with TransEnterix Surgical, Inc. under which TransEnterix Surgical became a wholly owned subsidiary of SafeStitch. On December 6, 2013, SafeStitch changed its name to TransEnterix, Inc. and its trading symbol to “TRXC.” In this proxy statement, when we refer to the combination of SafeStitch and TransEnterix Surgical after giving effect to the Merger, we use the terms “TransEnterix,” the “Company,” “we,” “us,” and “ours”. When we refer to the historical business, operations and corporate status of the parent in the Merger we use the term “SafeStitch” and when we refer to the historical business, operations and corporate status of the subsidiary in the Merger, we use the term “TransEnterix Surgical.” In addition, on March 31, 2014, the Company effected a one-for-five reverse stock split of its common stock, par value $.001 per share (the “Common Stock”) in which each five shares of Common Stock were exchanged for one share. The share information in this proxy statement has been adjusted to reflect the reverse stock split.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote?

Holders of record of our Common Stock as of the close of business on May 12, 2014, the record date, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments. Holders of shares of Common Stock are entitled to vote on all matters brought before the Annual Meeting.

As of the record date, there were 62,965,255 shares of Common Stock outstanding and entitled to vote on the election of directors and all other matters. Holders of Common Stock will vote on all matters as a class. Holders are entitled to one vote for each share of Common Stock outstanding as of the record date.

You do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card.

How do I vote?

You may vote in person at the Annual Meeting, vote by proxy through the Internet or vote by proxy using the enclosed proxy card. To vote through the Internet, go to www.cstproxyvote.com and complete an electronic proxy card. You will be asked for the Company Number, Proxy Number and Account Number, which are provided on the enclosed proxy card.

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy to ensure your vote is counted. Voting by proxy will not affect your right to attend the Annual Meeting and vote. If you properly complete your paper or electronic proxy and submit it to us in time, the “proxy” (one of the individuals named on the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the proxy will vote your shares as recommended by the Board and, as to any other matters properly brought before the Annual Meeting, in the sole discretion of the proxy.

What are the recommendations of the Board?

The Board recommends that you vote:

“FOR ALL NOMINEES” for director stated thereon;

“FOR” the approval, by advisory vote, of executive compensation of our named executive officers; and

For “EVERY YEAR” as the frequency of the stockholders’ future advisory votes on the compensation paid to the Company’s named executive officers.

The Board knows of no matters that are likely to be brought before the Annual Meeting other than the matters identified in the Notice of Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, the proxy will be authorized to vote or otherwise act according to his judgment on those matters.

What constitutes a quorum at the Annual Meeting?

The presence in person or by proxy of the holders of a majority of the outstanding Common Stock is necessary to constitute a quorum at the meeting. Abstentions in each of the proposals will be counted for the purpose of determining whether a quorum is present at the meeting and as votes cast and will have the effect of a negative vote. Broker non-votes will be counted for the purpose of determining the existence of a quorum at the Meeting, but will not be counted as a vote “for” or “against” any given matter.

How many votes are required to approve the proposals to be acted upon at the Annual Meeting?

Election of Directors

With regard to the election of directors under Proposal One, votes may be cast “For” or “Withheld” for one or more of the nominees being proposed. Directors are elected by a plurality of votes, without respect to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the other nominees being proposed is withheld.

Approval, by Advisory Vote, of Executive Compensation

With regard to the stockholder advisory vote to approve the executive compensation for our named executive officers for fiscal year 2013, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on such matter at the Annual Meeting is required. You may vote “For” the proposal, “Against” the proposal or “Abstain” with respect to the proposal. This vote is advisory in nature and therefore not binding on the Company. However, our Board will consider the outcome of this vote in its future deliberations regarding executive compensation.

Selection, by Advisory Vote, of the Frequency of Future Say on Pay Votes

With regard to the frequency of future advisory votes on the compensation paid to the Company’s named executive officers, you may vote for “One Year”, “Two Years”, “Three Years” or “Abstain” with respect to the proposal. The frequency choice receiving the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on such matter at the Annual Meeting will be deemed the choice of the stockholders. If no one frequency selection alternative receives such majority vote, the alternative receiving the most votes will be deemed the choice of the stockholders.

Can I revoke my proxy?

Yes. If you return your proxy card or vote via the Internet, you may revoke your proxy at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	by voting in person at the Annual Meeting;

•	by delivering a written notice of revocation before the Annual Meeting with a date later than your previously delivered proxy card to our principal offices at 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560, Attention: Corporate Secretary; or

•	by timely delivering another electronic or paper proxy dated after the date of the proxy that you wish to revoke. Your most current proxy is the one that is counted.

Do I have dissenter’s rights of appraisal with respect to any proposal to be acted upon at the Annual Meeting?

No. Neither Delaware law nor the Company’s certificate of incorporation or bylaws entitle stockholders to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for this proxy solicitation. Our officers and other regular employees may solicit proxies by mail, in person or by telephone or telecopy. These officers and other regular employees will not receive additional compensation. The Company does not currently intend to retain a third party proxy solicitor for the Annual Meeting, but may later elect to do so. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Common Stock by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock currently; (ii) each of our current directors; (iii) each of our current named executive officers; and (iv) all of our current executive officers and directors as a group. Ownership information is set forth as of May 12, 2014. Unless otherwise noted, each of the following disclaims any beneficial ownership of the shares, except to the extent of his, her or its pecuniary interest, if any, in such shares. Unless otherwise indicated, the mailing address of each individual is c/o TransEnterix, Inc., 635 Davis Drive, Suite 300, Morrisville, NC 27560.

	As of May 12, 2014
Name and Address of Beneficial Owner	Number of Shares of Common Stock (1)	Percentage of Outstanding Common Shares (2)
Paul LaViolette (3)	7,550,898	12.0%
David Milne (4)	7,546,692	12.0%
William N. Starling (5)	5,856,699	9.3%
Jane H. Hsiao, Ph.D., MBA (6)(20)	4,935,230	7.8%
Phillip Frost, M.D. (7)(13)(20)	4,365,469	6.9%
Dennis J. Dougherty (8)	3,938,981	6.3%
Todd M. Pope (9)	866,118	1.4%
Richard M. Mueller (10)	388,863	*
Richard C. Pfenniger, Jr. (11)	71,400	*
Joseph P. Slattery	50,000	*
Aftab R. Kherani, M.D.	0	*
Jeffrey G. Spragens (12)	878,822	1.4%
All Executive Officers and Directors as a group (11 persons) (13)	28,023,658	43.1%
Frost Gamma Investments Trust (14)	4,308,469	6.8%
Aisling Capital III, L.P. (15)	8,335,819	13.2%
SV Life Sciences Fund (16)	7,546,692	12.0%
Synergy Life Science Partners, L.P. (17)	5,711,091	9.1%
StepStone Funds (18)	3,480,512	5.5%
Intersouth Partners VII, L.P. (19)	3,938,981	6.3%

*	Holds less than 1%
(1)	A person is deemed to be the beneficial owner of shares of Common Stock underlying options and warrants held by that person that are exercisable as of May 12, 2014 or that will become exercisable within 60 days thereafter.
(2)	Based on 62,965,255 shares of Common Stock outstanding as of May 12, 2014. Each beneficial owner’s percentage ownership is determined assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable as of May 12, 2014 or that will become exercisable within 60 days thereafter have been exercised into Common Stock. The additional shares resulting from such exercise are included in both the numerator and denominator for such beneficial owner for purposes of their calculation.
(3)	Includes 7,338,352 shares of Common Stock held by SV Life Sciences Fund IV, L.P. and 208,340 shares of Common Stock held by SV Life Sciences Fund IV Strategic Partners, L.P. Paul LaViolette is a partner of SVLSF IV, LLC, a control person of both SV Life Sciences Fund IV, L.P. and SV Life Sciences Fund IV Strategic Partners, L.P. Also includes options to purchase 4,206 shares of Common Stock.

(4)	Includes 7,338,352 shares of Common Stock held by SV Life Sciences Fund IV, L.P. and 208,340 shares of Common Stock held by SV Life Sciences Fund IV Strategic Partners, L.P. David Milne is a managing partner of SVLSF IV, LLC, a control person of both SV Life Sciences Fund IV, L.P. and SV Life Sciences Fund IV Strategic Partners, L.P.
(5)	Includes 5,318,969 shares of Common Stock held by Synergy Life Science Partners, L.P., and 392,122 shares of Common Stock held by Synecor, L.L.C. William N. Starling is a managing director of Synergy Life Science Partners, L.P. and the chief executive officer of Synecor, L.L.C. Also includes 4,613 shares of Common Stock held by Mark Starling, Trustee of the William N. Starling, Jr. and Dana Gregory Starling 1990 Irrevocable Trust, 135,223 shares of Common Stock held by W. Starling and D. Starling, Trustees of the Starling Family Trust, UDT August 15, 1990 and options to purchase 5,772 shares of Common Stock.
(6)	Includes options to purchase 115,000 shares of Common Stock, and warrants to acquire 400,000 shares of Common Stock. Dr. Hsiao’s Common Stock holdings also include beneficial ownership of shares held by Hsu Gamma Investments, L.P. (Hsu Gamma), which holds 1,257,694 shares of Common Stock. Dr. Hsiao is the general partner of Hsu Gamma.
(7)	Includes options to purchase 57,000 shares of Common Stock and beneficial ownership of shares held by Frost Gamma Investments Trust (see note 14).
(8)	Consists of 3,938,981 shares of Common Stock held by Intersouth Partners VII, L.P. Dennis Dougherty is a principal of a control person of Intersouth Partners VII, L.P.
(9)	Consists of options to purchase 866,118 shares of Common Stock.
(10)	Consists of options to purchase 388,863 shares of Common Stock.
(11)	Includes 48,000 shares of Common Stock and options to purchase 23,400 shares of Common Stock.
(12)	Includes 112,564 shares owned by the Joy Fowler Spragens Family Trust (the Spragens Trust), and 114,203 shares owned by RSLS Investments LLC (“RSLS”). The Spragens Trust is an irrevocable trust established by Joy Fowler Spragens, the spouse of Mr. Spragens, for the benefit of her descendants and relatives who are unrelated to Mr. Spragens. Although Mr. Spragens is the manager of RSLS, RSLS is 100% owned by his adult children. Accordingly, Mr. Spragens disclaims any beneficial ownership of the shares held by the Spragens Trust and RSLS. Also includes options to purchase 103,000 shares of common stock and warrants to purchase 40,000 shares of common stock.
(13)	Includes options to purchase 1,460,359 shares of Common Stock and warrants to purchase 600,000 shares of Common Stock. Does not include shares owned by Mr. Spragens, as he was not an executive officer or director as of May 12, 2014.
(14)	Frost Gamma Investments Trust holds 4,108,469 shares of Common Stock and warrants to purchase 200,000 shares of Common Stock. Dr. Phillip Frost is the trustee, and Frost Gamma Limited Partnership is the sole and exclusive beneficiary, of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation.
(15)	The address of Aisling Capital III, LP is 888 Seventh Avenue, 30th Floor, New York, NY 10106. Based on information made available to the Company and on the Schedule 13D filings made by Aisling Capital III, LP, Steve Elms, Dennis Purcell and Andrew Schiff share voting and investment control over the shares of Common Stock held by Aisling Capital III, LP.

(16)	Consists of 7,338,352 shares held by SV Life Sciences Fund IV, L.P. and 208,340 shares held by SV Life Sciences Fund IV Strategic Partners, L.P. The address of each of SV Life Sciences Fund IV, L.P., SV Life Sciences Fund IV Strategic Partners, L.P. and SVLSF IV, LLC, their control person, is One Boston Place Suite 3900, 201 Washington Street, Boston, MA 02108. David Milne, as managing partner of SV Life Sciences Fund IV, L.P., is deemed to have voting and investment control over the shares of Common Stock owned by such entity.
(17)	Includes 5,318,969 shares of Common Stock held by Synergy Life Science Partners, L.P., and 392,122 shares of Common Stock held by Synecor, L.L.C. The address of each of Synergy Life Science Fund and Synecor, L.L.C. is 3284 Alpine Road, Portola Valley, CA 94028. Based on information made available to the Company and on the Schedule 13D filings made by these entities, William N. Starling, Richard S. Stack and Mudit K. Jain share voting and investment control over the shares of Common Stock held by such entities.
(18)	The address of the StepStone Funds is 4350 La Jolla Village Drive, Suite 800, San Diego, CA 92122. Based on information made available to the Company and on the Schedule 13G filings made by the StepStone Funds with the SEC with respect to the Company’s shares, the StepStone Funds consist of StepStone Pioneer Capital Buyout Fund II, L.P., StepStone Pioneer Capital II, L.P., and StepStone-SYN Investments, L.L.L.P.; no individuals are identified as having or sharing voting or investment control over the shares of Common Stock owned by the StepStone Funds.
(19)	The address of Intersouth Partners VII, L.P. is 102 City Hall Plaza, Suite 200, Durham, NC 27701. Based on information made available to the Company and on the Schedule 13G filings made by Intersouth Partners VII, L.P., Dennis J. Dougherty and Mitch Mumma share voting and investment power over the shares of Common Stock held by such entity.
(20)	The address of this stockholder is 4400 Biscayne Blvd, Miami, FL 33137.

MANAGEMENT

Our executive officers are elected by the Board of Directors (the “Board”), and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board. There are no family relationships among any of the directors and executive officers of the Company. Pursuant to the Agreement and Plan of Merger, dated as of August 13, 2013, by and among SafeStitch, Tweety Acquisition Corp. and TransEnterix Surgical, as amended (the “Merger Agreement”), SafeStitch had the ability to appoint three members of our Board and TransEnterix Surgical had the ability to appoint six members of our Board. Such appointment rights did not continue beyond the initial rights as set forth in the Merger Agreement. In accordance with our amended and restated certificate of incorporation, as amended, incumbent directors are elected to serve until our next annual meeting and until each director’s successor is duly elected and qualified. No director or executive officer has been involved in any legal proceeding during the past ten years that is material to an evaluation of his or her ability or integrity.

The following table sets forth names, ages and positions with the Company for all directors and executive officers of the Company as of May 12, 2014:

	Age	Position	Director Since (1)
Directors
Dennis J. Dougherty	66	Director	2013
Phillip Frost, M.D.	77	Director	2013
Jane H. Hsiao, Ph.D., MBA	66	Director	2005
Aftab R. Kherani, M.D.	40	Director	2013
Paul A. LaViolette	56	Director, Chairman of the Board	2013
David B. Milne	51	Director	2013
Richard C. Pfenniger, Jr.	58	Director	2005
Todd M. Pope	48	Chief Executive Officer, President, Director	2013
William N. Starling	60	Director	2013

Other Executive Officers
Richard M. Mueller	41	Chief Operating Officer
Joseph P. Slattery	49	Executive Vice President and Chief Financial Officer

(1)	Dennis Dougherty, Aftab Kherani, Paul LaViolette, David Milne and William Starling were members of the Board of Directors of TransEnterix Surgical prior to the Merger. TransEnterix Surgical is now a wholly owned subsidiary of the Company. Mr. Dougherty served as a director of TransEnterix Surgical from September 2010 until September 3, 2013. Dr. Kherani served as a director of TransEnterix Surgical from December 2012 until September 3, 2013. Mr. LaViolette served as a director and Chairman of the Board of TransEnterix Surgical from July 2011 until September 3, 2013. Mr. Milne served as a director of TransEnterix Surgical from December 2007 until September 3, 2013. Mr. Starling served as a director of TransEnterix Surgical from its founding in July 2006 until September 3, 2013. Under the Merger Agreement, at the time of the Merger on September 3, 2013, each of Messrs. Dougherty, LaViolette, Milne and Starling and Dr. Kherani became members of the Board of Directors of the Company and resigned as members of the Board of TransEnterix Surgical.

Directors

The following information summarizes, for each of our directors, his or her principal occupations and other public company directorships for at least the last five years and information regarding the specific experiences, qualifications, attributes and skills of such director:

Dennis J. Dougherty. Mr. Dougherty founded and has been the Managing General Partner of Intersouth Partners since 1985. Mr. Dougherty holds primary responsibility for Intersouth’s life science portfolio, which includes companies in biopharmaceuticals, medical technology and agribusiness, working with companies from founding through public offering. Mr. Dougherty has served on the boards of directors of more than 40 companies, most of which were privately held. Mr. Dougherty is a founder of the North Carolina Council for Entrepreneurial Development and was a member of the Steering Committee for the Kauffman Fellows Program. He has served on the Board of Directors of the National Venture Capital Association and is on the Board of Trustees of Oklahoma City University. Mr. Dougherty was also an office managing partner for Touche Ross and Co. (now Deloitte & Touche). He holds a B.S. in Business from Oklahoma City University and completed postgraduate studies in accounting and finance at Duke University. The Board believes that Mr. Dougherty’s deep experience in venture investment since his founding of Intersouth Partners, active work with biopharmaceuticals and medical technology companies, commitment to active participation with many entrepreneurial and start-up organizations, and his board service on many publicly held and privately owned companies position him to provide valuable insight and make substantial contributions to our Board.

Phillip Frost, M.D. Dr. Frost currently serves as the CEO and Chairman of OPKO Health, Inc. (OPKO), a specialty healthcare company. Dr. Frost was named the Chairman of the Board of Teva Pharmaceutical Industries, Limited (Teva), in March 2010 and had previously been Vice Chairman since January 2006 when Teva acquired IVAX Corporation (IVAX). Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX since 1987 until its acquisition by Teva. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc., an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., in July 2006 and has been a director of Ladenburg Thalmann from 2001 until 2002 and again since 2004. He serves as a member of the Board of Trustees of the University of Miami and as a Trustee of each of the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost is also a director of Castle Brands, a developer and marketer of premium brand spirits, and a director of BioZone Pharmaceutical, Inc., a developer, manufacturer, and marketer of over-the-counter drugs. Dr. Frost previously served as a director for PROLOR Biotech, Inc. (Prolor), Continucare Corporation, Northrop Grumman Corp., Ideation Acquisition Corp., and Protalix Bio Therapeutics, Inc., and as Governor and Co-Vice-Chairman of the American Stock Exchange. Dr. Frost received his B.A. from the University of Pennsylvania and his M.D. from Albert Einstein College of Medicine. The Board believes that Dr. Frost’s qualifications, attributes and skills for service on our Board include his medical background, his pertinent experience in the pharmaceutical and healthcare companies, financial expertise, knowledge of the regulatory process for obtaining product clearances and approval, industry knowledge, managerial experience and public company board service.

Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao served as Chairman of the Board from September 2007 until September 2013. Dr. Hsiao has served since May 2007 as Vice-Chairman and Chief Technical Officer of OPKO. Since October 2008, Dr. Hsiao has served as Chairman of the Board and, since February 2012, Interim CEO of medical device developer, Non-Invasive Monitoring Systems, Inc. (NIMS). Additionally, Dr. Hsiao serves as a director Neovasc, Inc., a company developing and marketing medical specialty vascular devices. Dr. Hsiao previously served as the Vice Chairman-Technical Affairs and Chief Technical Officer of IVAX, from 1995 until IVAX was acquired in January 2006 by Teva. Dr. Hsiao also served as Chairman, CEO and President of IVX Animal Health, IVAX’s veterinary products subsidiary, from 1998 until 2006, and as IVAX’s Chief Regulatory Officer from 1992 to 1995. Dr. Hsiao previously served on the board of directors of Prolor, Ivax Diagnostics, Inc. and Sorrento Therapeutics, Inc., a development stage biopharmaceutical company. Dr. Hsiao received her B.S. from National Taiwan University and her Ph.D. from the University of Illinois, Chicago. Dr. Hsiao’s background in building and growing companies in the pharmaceutical and medical device industry, her strong technical expertise, as well as her senior management experience and extensive board service allow her to play an integral role as a member of our Board. Her broad experience in many biotechnology and life science companies gives her a keen understanding and appreciation of the many regulatory and developmental issues confronting medical device, pharmaceutical and biotechnology companies.

Aftab R. Kherani, M.D. Since September 2008, Dr. Kherani has served as a Principal of Aisling Capital. Previously, Dr. Kherani was an Engagement Manager at McKinsey & Company, where he was a member of the Pharmaceutical, Medical Product and Private Equity practices. Prior to McKinsey, Dr. Kherani was a Chief Resident in Surgery at Duke University Medical Center, where he completed his residency in general surgery. He completed a two-year post-doctoral research fellowship at Columbia University, College of Physicians & Surgeons from 2001 to 2003. Dr. Kherani currently serves as a board observer at T2 Biosystems, Inc., a privately-held company. Dr. Kherani received his M.D. from Duke, and his B.S. in Biology and A.B. in Economics from Duke. The Board believes that Dr. Kherani’s qualifications, skills and attributes including his experience as a general surgeon, coupled with his strong investment background and healthcare consulting experience, position him to provide unique insights and be a valuable contributor to our Board.

Paul A. LaViolette. Mr. LaViolette has served as Chairman of our Board since September 2013. Mr. LaViolette is Managing Partner and Chief Operating Officer at SV Life Sciences Fund IV, L.P. (SVLS), a medical device value fund. He joined SVLS in 2009 and has over 33 years of global medical technology management experience. Prior to joining SVLS, Mr. LaViolette was most recently Chief Operating Officer at Boston Scientific Corporation (BSC), an $8 billion medical device leader. During his 15 years at BSC, he served as COO, Group President, President-Cardiology and President-International. Mr. LaViolette integrated two dozen acquisitions and led extensive product development, operations and worldwide commercial organizations. Mr. LaViolette previously held marketing and general management positions at CR Bard, and various marketing roles at Kendall (Covidien). He currently serves on the boards of Baxano Surgical, Inc. and Thoratec Corporation, each of which are publicly held. Additionally, Mr. LaViolette serves on the boards of Cardiofocus, Inc., CardioKinetix, Inc., Coridea NC2, Inc., CSA Medical Inc., DC Devices Inc., Direct Flow Medical, Inc. and ValenTx, Inc., each of which are privately-held, as well as the Medical Device Manufacturers Association. Mr. LaViolette received his B.A. in Psychology from Fairfield University and his MBA from Boston College. Mr. LaViolette’s broad experience and many attributes qualify him to serve on our Board, and as the Chairman of our Board. Mr. LaViolette’s vast medical device operating experience makes him knowledgeable in the areas of product launches, new product development, clinical and regulatory affairs, plant management, quality systems, international sales and marketing, acquisitions and integrations and the analysis of investment opportunities.

David B. Milne. Mr. Milne is a Managing Partner of SVLS. He joined SVLS in 2005 and has 25 years of experience in the healthcare industry having worked at several leading public and private medical technology companies. From 1999 until joining SVLS in 2005, he held the position of Vice President of Corporate Business Development at BSC and was responsible for over 50 transactions totaling nearly $2 billion in acquisitions, equity investments and development partnerships. Mr. Milne currently sits on the board of AqueSys, Inc., Altura Medical, Inc., EBR Systems, Inc., Entellus Medical, Inc., ReShape Medical, Inc., and Spinal Kinetics, LLC. Previously Mr. Milne worked at Scimed Life Systems, Becton Dickinson and Parker Laboratories. He holds an MBA in Marketing/Finance from New York University and a BS in Biology from Rutgers University. The Board believes Mr. Milne brings his managerial, leadership and operational experience, particularly his acquisition, equity investment, licensing and collaboration experience to provide insights and substantial contributions to our Board.

Richard C. Pfenniger, Jr. Mr. Pfenniger served as the Interim CEO of IntegraMed America, Inc., a privately held company (IntegraMed), from January 2013 through June 2013. Previously, Mr. Pfenniger served as Chief Executive Officer and President of Continucare Corporation, a provider of physician services, from October 2003 until December 2011, and the Chairman of Continucare’s board of directors from September 2002 until December 2011. Additionally, Mr. Pfenniger served as CEO and Vice Chairman of Whitman Education Group, Inc., a post-secondary education provider, from 1997 until 2003. From 1994 to 1997, Mr. Pfenniger served as Chief Operating Officer of IVAX Corporation, and from 1989 to 1994 he served as Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Mr. Pfenniger is a director of GP Strategies, Inc., a corporate education and training company, OPKO, and IntegraMed. Mr. Pfenniger received his B.S. from Florida Atlantic University and his J.D. from the University of Florida. As a result of Mr. Pfenniger’s multi-faceted experience as a chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership and management advice to the Board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the healthcare business has given him insight into many aspects of our business. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.

Todd M. Pope. Mr. Pope became our President and Chief Executive Officer on September 3, 2013 in connection with the consummation of the Merger. Prior to the Merger, he was the president and chief executive officer of TransEnterix Surgical from September 2008. Mr. Pope has spent more than 20 years working in key leadership positions within the medical device industry. Prior to joining TransEnterix Surgical, Mr. Pope served as worldwide president of Cordis, a multi-billion-dollar division within Johnson & Johnson’s medical device business. Mr. Pope previously held a number of leadership positions within Johnson & Johnson and BSC. Mr. Pope received his bachelor’s degree from University of North Carolina at Chapel Hill, and currently serves on the University’s Kenan-Flagler Board of Visitors, and Educational Foundation Executive Board. The Board believes that Mr. Pope’s more than 20 years’ leadership experience in the medical device industry, at both privately held and multi-national companies, and his knowledge of the industry, coupled with his deep understanding of our technologies, product candidates, market and history make him an essential contributor to our Board.

William N. Starling. William N. Starling is Managing Director of Synergy Life Science Partners, LP, a life science venture capital firm founded in 2006, and Chief Executive Officer and co-founder, in 2001, of Synecor, LLC, an incubator for new life science companies. As CEO of Synecor, Mr. Starling is a cofounder of BaroSense Inc., Bioerodible Vascular Solutions, Inc., InnerPulse, Inc., TransEnterix, Interventional Autonomics Corporation, NeuroTronik Limited, and Aegis Surgical, Limited. Mr. Starling currently serves as President and CEO of Aegis Surgical and Interventional Autonomics Corporation, and as a board member of EBR Systems, Inc. and iRhythm Technologies, all of which are privately-held. He began his career in the medical technology device industry at American Edwards Laboratories and subsequently was part of the founding management team and Director of Marketing for Advanced Cardiovascular Systems, Inc.; a cofounder, Vice President and board member of Ventritex, Inc.; and a cofounder and Chairman of the Board of Directors and President/CEO of Cardiac Pathways Corporation. Mr. Starling received his BSBA degree from the University of North Carolina at Chapel Hill and his MBA degree from the University of Southern California. The Board believes that Mr. Starling’s experience in working with companies throughout their life cycle from start-up, through IPO to publicly traded, his extensive contributions to the medical device industry and his public company board experience make him a valuable contributor to our Board.

Executive Officers (Non-Board Members)

Richard M. Mueller. Mr. Mueller has served as our Chief Operating Officer since September 3, 2013. Prior to the Merger he served as the Chief Operating Officer of TransEnterix Surgical from January 2013, after serving as its Chief Technology Officer from

January 2011 until his appointment as Chief Operating Officer. Mr. Mueller oversees the innovation, development and research of TransEnterix’s technologies for minimally invasive surgery. He also directs the realization of new technologies to market through the sourcing and manufacturing process. A biomechanical engineer, who received his B.S. from Case Western Reserve University, Mr. Mueller previously served, from January 2005 until January 2011 as vice president of research and development at NuVasive Inc., a publicly-traded spinal device company. Prior thereto, he was director of research and product development at Theken Spine, a start-up later acquired by Integra Life Sciences. Mr. Mueller has participated in more than 100 medical device launches and has extensive experience in the medical device industry.

Joseph P. Slattery. Mr. Slattery has served as our Executive Vice President and Chief Financial Officer since October 2013. Previously, Mr. Slattery served as Executive Vice President and Chief Financial Officer of Baxano Surgical, Inc., a minimally invasive spine company, from April 2010 until September 2013. Mr. Slattery served as a member of the Baxano Surgical board of directors from November 2007 until April 2010 and resigned in connection with his appointment as an officer. From October 2006 through August 2007, Mr. Slattery served as Chief Financial Officer and Senior Vice President of Finance and Information Systems of Digene Corporation, a molecular diagnostics company that was acquired by Qiagen, N.V. in August 2007. Prior to being appointed Chief Financial Officer, he served as Senior Vice President, Finance and Information Systems, beginning in September 2002. Previously, he served as Vice President, Finance, from July 1999 to September 2002 and as Controller from February 1996 to July 2000. Mr. Slattery served on the board of directors of Micromet, Inc., a publicly-held biopharmaceutical company, which was acquired by Amgen in March 2012, and currently serves on the board of directors of CVRx, Inc., a privately-held medical device company, and Exosome Diagnostics, a privately-held molecular diagnostics company. Mr.  Slattery received a B.S. degree in Accountancy from Bentley University and is a Certified Public Accountant.

Director Independence

The Board, in the exercise of its reasonable business judgment, has determined that each of our current directors qualify as independent directors pursuant to pursuant to NYSE MKT Rule 803 and the applicable Securities and Exchange Commission (“SEC”) rules and regulations, except Mr. Pope, who is currently employed as our President and Chief Executive Officer, and Dr. Frost, due to our business relationships with companies in which Dr. Frost has control or a significant ownership interest.

Board Leadership Structure and Role in Risk Management

The Company has a separate Chairman of the Board, Mr. LaViolette, and Chief Executive Officer, Mr. Pope. We believe that having an independent director serve as our Chairman allows our Chief Executive Officer to focus on our daily business, while allowing the Chairman of the Board to fulfill the fundamental Board leadership role, which includes providing advice to and independent oversight of our management.

The Chairman of the Board role requires significant additional commitment, particularly as the Board’s oversight responsibilities continue to grow due to our expanding business operations. Our Board is committed to good corporate governance and believes that it is appropriate for an independent, highly-qualified, director to serve as its Chairman.

Our Chairman of the Board is responsible for the orderly functioning of our Board and enhancing its effectiveness. Our Chairman guides Board processes, provides input on agenda items and presides at Board meetings. Our Chairman additionally acts as a liaison between our Board members and our executive management team, consulting regularly and providing guidance on Board-related matters.

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business and its corporate functions, the Board considers and addresses the primary risks associated with these operations and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

In addition, each of the Board’s Committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within such Committee’s areas of responsibility. Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board has full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.

The Board believes the Company is likely to lose its status as a “smaller reporting company” in the near future. In light of this, the Board has directed the Audit Committee to begin assessing and evaluating the increased financial reporting risks facing the Company and the internal control necessary to mitigate such risk.

Meetings of the Board and Committees and Description of Committees

Board of Directors

The Company’s Board of Directors held seven meetings during the year ended December 31, 2013. Such meetings consisted of meetings at which a quorum of the directors were present in person or by telephone. Each of our directors then serving, other than Dr. Frost, attended at least 75% of the meetings of the Board and the committees on which they served during 2013. The Company does not have a formal policy with regard to board members’ attendance at annual meetings, but encourages them to attend each stockholders meeting. Dr. Hsiao, Jeffrey Spragens and Steve Rubin, who were members of the Board at such time, attended our most recent annual meeting of stockholders held on June 18, 2013.

Audit Committee

The current members of the Company’s Audit Committee are Mr. Pfenniger, Chair, Dr. Kherani and Mr. Dougherty. Due to each member’s extensive experience in serving operating companies in both managerial and director capacities, the Board determined that each member has the requisite knowledge of financial statements and general understanding of financial and reporting matters to allow each such member to serve on the Audit Committee. The Audit Committee Charter is available on our website at www.transenterix.com.

The Board, in the exercise of its reasonable business judgment and utilizing the general standards it applies for determining the independence of directors, has determined that each of the Audit Committee members qualifies as independent pursuant to NYSE MKT Rule 803.

The Board has determined that Mr. Pfenniger is the audit committee financial expert as defined under the federal securities laws. The Board made this determination based on Mr. Pfenniger’s career and background serving as an accountant and auditor as well as his serving various operating companies in both managerial (including CEO) and director capacities.

The Audit Committee held eight meetings during the year ended December 31, 2013. A majority of the members then serving on the Audit Committee attended each meeting in person or by telephone.

The following constitutes the report the Audit Committee has made to the Board of Directors:

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of TransEnterix, Inc.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements contained in its Annual Report on Form 10-K for fiscal year ended December 31, 2013 (the “Annual Report”), and has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). Additionally, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm concerning its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee, and has discussed with the Company’s independent registered public accounting firm its independence.

In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in the Annual Report.

Richard C. Pfenniger, Jr., Chair

Dennis J. Dougherty

Aftab R. Kherani

Corporate Governance and Nominating Committee

The current members of the Company’s Corporate Governance and Nominating Committee are Dr. Hsaio, Chair, Mr. LaViolette and Mr. Milne. Due to each member’s extensive experience in serving operating companies in both managerial and director capacities, the Board determined that each member has the requisite knowledge and skills to allow each such member to serve on the Corporate Governance and Nominating Committee, and qualifies as independent pursuant to NYSE MKT Rule 803. The Corporate Governance and Nominating Committee charter is available on our web site at www.transenterix.com.

Duties of the Corporate Governance and Nominating Committee include to (1) consider and recruit candidates to fill positions on the Board, (2) recommend to the Board nominees for election as directors at each annual meeting of stockholders, (3) maintain a policy regarding the consideration of director candidates recommended by the stockholders, (4) consider the removal of any director for cause, (5) review proposed changes to the Company’s certificate of incorporation and bylaws and make recommendations to the Board, (6) review the composition of each Board committee and make recommendations to the Board and (7) investigate, in its oversight role, any matter brought to its attention.

There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s Board of Directors. Please see “Board Nominations by Security Holders” on pages 18 and 19 of this proxy statement for a description of such procedures. The specific process for evaluating new directors, including stockholder-recommended nominees, will vary based on an assessment of the then current needs of the Board and the Company. The Corporate Governance and Nominating Committee will determine the desired profile of a new director, the competencies they are seeking, including experience in one or more of the following: highest personal and professional integrity, demonstrated exceptional ability and judgment and who shall be most effective in conjunction with the other nominees to the board, in collectively serving the long-term interests of the stockholders. Candidates will be evaluated in light of the target criteria chosen. The Corporate Governance and Nominating Committee does not have a formal diversity policy; in addition to the foregoing, it considers race and gender diversity in selection of qualified candidates.

The Corporate Governance and Nominating Committee held one meeting during the year ended December 31, 2013. On May 7, 2014, the Corporate Governance and Nominating Committee nominated the eight nominees identified in Proposal One to stand for re-election to the Board of Directors. The Company has not engaged the services of or paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

Compensation Committee

The current members of the Company’s Compensation Committee are Mr. Starling, Chair, Mr. LaViolette, Dr. Kherani and Dr. Hsiao. Due to each member’s extensive experience in serving operating companies in both managerial and director capacities, the Board determined that each member has the requisite knowledge and skills to allow each such member to serve on the Compensation Committee. The Compensation Committee Charter is available on our website at www.transenterix.com.

The Board, in the exercise of its reasonable business judgment and utilizing the general standards it applies for determining the independence of directors, has determined that each of the Compensation Committee members qualifies as independent pursuant to NYSE MKT Rule 803.

The Compensation Committee held two meetings during the year ended December 31, 2013.

Duties of the Compensation Committee include (1) evaluating the CEO’s performance and setting the chief executive officer’s compensation based on this evaluation, (2) reviewing and approving the compensation of executive officers and other key officers of the Company, (3) considering, during its evaluation of chief executive officer and other executive officer compensation, the results of the most recent stockholder advisory vote on executive compensation, if and when required by the applicable securities laws, rules and regulations, (4) reviewing and approving incentive compensation plans and equity-based plans for which directors, executive officers and/or other key officers of the Company are eligible participants, (5) determining awards of stock, including stock options, pursuant to any of the Company’s equity-based plans now or in the future in effect and exercising such other power and authority as may be permitted or required under such plans, (6) reviewing from time to time and making recommendations to the Board regarding the compensation of directors and (7) reviewing and discussing with management the Company’s Compensation Discussion and Analysis if included in the Company’s annual proxy statement and producing a report on executive compensation for inclusion in the Company’s annual proxy statement that complies with the rule and regulations of the SEC and any other applicable rules and regulations.

The Compensation Committee may also invite other directors and members of management to participate in their deliberations, or to provide information to the Committee for its consideration with respect to such deliberations, except that the chief executive officer may not be present for the deliberation of or the voting on compensation for the chief executive officer. The chief executive officer may, however, be present for the deliberation of or the voting on compensation for any other officer. The Compensation Committee also has authority to retain such compensation consultants, outside counsel and other advisors as the Committee in its sole discretion deems appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Under section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors, executive officers and persons who own more than ten percent (10%) of our Common Stock are required to file with the Securities and Exchange Commission (the “SEC”), initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during and/or with respect to year ended December 31, 2013, there were no late or delinquent filings required under Section  16(a) of the Exchange Act in respect of the Company’s equity securities.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website at www.transenterix.com. We intend to post amendments to, or waivers from a provision of, our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer or persons performing similar functions on our website.

Certain Relationships and Related Transactions

SafeStitch was a party to a Note and Security Agreement, dated September 4, 2007 (the “Credit Facility”), with The Frost Group, LLC (the “Frost Group”), and Jeffrey G. Spragens, a former executive officer, under which SafeStitch had access to a line of credit with available borrowings of up to $4.0 million, consisting of $3.9 million from The Frost Group and $100,000 from Mr. Spragens. Members of the Frost Group, LLC include Jane Hsiao, Ph.D., a director, Steven D. Rubin, a former director, and Frost Gamma Investments Trust (“Frost Gamma”), a trust controlled by Dr. Phillip Frost, a director. SafeStitch was obligated to pay interest on outstanding borrowings under the Credit Facility at a 10% annual rate, and granted a security interest in favor of The Frost Group and Mr. Spragens in all of our real and personal property, whether now existing or subsequently acquired, in order to secure prompt, full and complete payment of the amounts due under Credit Facility. All amounts due under the Credit Facility, including interest, totaling $315,000 were paid in March 2013. The Credit Facility expired on June 30, 2013 and was not renewed.

SafeStitch entered into a five-year lease for office space in Miami, Florida with a company controlled by Dr. Frost. The current rental payments under the Miami office lease, which commenced January 1, 2008, and expired on December 31, 2012, are $10,343.51 per month and are currently on a month-to-month basis. The Company recorded $48,000 of rent expense related to the Miami lease for the year ended December 31, 2013.

Dr. Hsiao, Dr. Frost and former director Steven Rubin are each significant stockholders and/or directors of Non-Invasive Monitoring Systems, Inc. (“NIMS”), Aero Pharmaceuticals, Inc. (“Aero”), Tiger X Medical, Inc., formerly known as Cardo Medical, Inc. (“Tiger X”) and Tiger Media, Inc. (“Tiger Media”). Director Richard Pfenniger is also a shareholder of NIMS. During 2013 prior to the Merger, Mr. Martin served as the Chief Financial Officer and supervised the accounting staffs of NIMS and, until its dissolution, Aero, under a Board-approved cost sharing arrangement whereby the total salaries of the accounting staffs of the three companies are shared. Aero has not participated in the cost sharing arrangement since June 30, 2011 and was dissolved in December 2011. Since December 2009, our Chief Legal Officer has served under a similar Board-approved cost sharing arrangement as Corporate Counsel of Tiger Media and as the Chief Legal Officer of each of NIMS and Tiger X. SafeStitch recorded reductions to SG&A costs and expenses for the years ended December 31, 2013 and 2012 of $31,000 and $60,000, respectively, to account for the sharing of accounting costs under this arrangement. SafeStitch recorded $158,000 and $145,000 of reductions to SG&A costs and expenses for the year ended December 31, 2013 and 2012, respectively, to account for the sharing of legal costs under this arrangement. Aggregate accounts receivable from NIMS, Tiger X and TigerMedia were approximately $14,000 and $59,000 as of December 31, 2013 and 2012, respectively.

On November 20, 2012, SafeStitch entered into a Promissory Note in the principal amount of $300,000 with Hsu Gamma Investments, L.P. (the “Hsu Gamma Note”), an entity controlled by Dr. Hsiao. The interest rate payable by SafeStitch on the Hsu Gamma Note was 10% per annum, payable on the maturity date of June 30, 2013. In March 2013, the Hsu Gamma Note was paid off in its entirety, plus approximately $10,000 in accrued interest.

On December 26, 2012, SafeStitch entered into a Promissory Note in the principal amount of $300,000 with Frost Gamma (the “Frost Gamma Note”). The interest rate payable by SafeStitch on the Frost Gamma Note was 10% per annum, payable on the maturity date of June 30, 2013. In March 2013, the Frost Gamma Note was paid off in its entirety, plus approximately $8,000 in accrued interest.

On February 22, 2013 SafeStitch entered into a promissory note in the principal amount of $200,000 with Dr. Hsiao (the “Hsiao Note”). The interest payable by SafeStitch on the Hsiao Note was 10% per annum, payable on the maturity date of June 30, 2013. In March 2013, the Hsiao Note was paid off in its entirety, plus approximately $2,000 in accrued interest.

On March 22, 2013, SafeStitch entered into a stock purchase agreement (the “2013 Purchase Agreement”) with approximately 17 investors (the “2013 PIPE Investors”) pursuant to which the 2013 PIPE Investors agreed to purchase an aggregate of approximately 2,420,000 shares of Common Stock at a price of $1.25 per share for aggregate consideration of approximately $3.0 million. Included in this private placement was the issuance of warrants to purchase approximately 1,210,000 common shares, representing one warrant for every two common shares purchased, with an exercise price of $1.65 per share and five year expiration. Among the investors purchasing shares were Frost Gamma, Dr. Jane Hsiao and Jeffrey Spragens. Frost Gamma purchased 400,000 shares and received 200,000 warrants, Dr. Hsiao purchased 800,000 shares and received 400,000 warrants and Mr. Spragens purchased 80,000 shares and received 40,000 warrants.

On August 5, 2013, TransEnterix Surgical entered into a Note and Warrant Purchase Agreement with investment funds affiliated with Messrs. Dougherty, Kherani, LaViolette, Milne and Starling, each a director of TransEnterix Surgical, for the purchase and sale of subordinated convertible notes, together with other investors, in an aggregate amount of approximately $2,000,000. Each subordinated convertible promissory note was converted into shares of our Series B Preferred Stock upon the Closing Date of the Private Placement.

On August 13, 2013, TransEnterix Surgical entered into the Purchase Agreement, pursuant to which investment funds affiliated with Messrs. Dougherty, Kherani, LaViolette, Milne and Starling, entities affiliated with Drs. Frost and Hsiao, and Dr. Hsiao, in her individual capacity, agreed to purchase, together with other investors, an aggregate of 7,544,704.4 shares of the Company’s Series B Preferred Stock, each share of which would initially be convertible, subject to certain conditions, into ten shares of Common Stock, for a purchase price of $4.00 per share of Series B Preferred Stock payable in cash, cancellation of certain indebtedness of

TransEnterix Surgical or a combination thereof. In connection with the investment, such investors received registration rights entitling them, under certain circumstances, to require the Company to register their respective shares of Common Stock received by them in the Merger and upon conversion of the Series B Preferred Stock. The transaction under the Purchase Agreement closed on September 3, 2013 in conjunction with the closing of the Merger. As permitted under the terms of the Purchase Agreement, the Company issued and sold an additional 25,000 shares of the Series B Preferred Stock on September 17, 2013 to Mr. Slattery and his spouse.

TransEnterix Surgical was spun off from Synecor, LLC in 2006 when it was separately incorporated. During the period from 2006 through 2011, TransEnterix Surgical used the services of certain employees of Synecor, LLC to assist with TransEnterix Surgical’s intellectual property protection activities. In addition, Synecor, LLC, directly or through its subsidiaries provided administrative services and clinical laboratory services to TransEnterix Surgical. At December 31, 2013, Synecor, LLC and its shareholders and officers collectively owned approximately 12% of the Company’s Common Stock. Various research and development services and administrative services were purchased from Synecor LLC and its wholly owned subsidiary Synchrony Labs LLC and totaled approximately $90,000 and $108,000 for the years ended December 31, 2013 and 2012, respectively. All transactions between Synecor, LLC and TransEnterix Surgical were arms’-length transactions in which fair value was paid for the services provided.

On April 14, 2014, the Company entered into an Underwriting Agreement with representatives of the underwriters participating in the Company’s public offering which closed on April 21, 2014. Ladenburg Thalmann & Co. Inc. participated as an underwriter in such public offering and received underwriters’ fees and concessions as a result of such participation. Dr. Frost is chairman of the board of Ladenburg Thalmann & Co. Inc. Dr. Frost was not involved in the selection of Ladenburg Thalmann.

Review and Approval of Transactions with Related Persons

The Audit Committee of our Board reviews and approves all transactions that are required to be reported under Item 404(a) of Regulation S-K, including each transaction described above. In order to approve a related party transaction, the Audit Committee requires that (i) such transactions be fair and reasonable to us at the time it is authorized by the Audit Committee and (ii) such transaction must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction. While TransEnterix did not have any written polices with respect to review and approval of any such transactions with related persons, TransEnterix believes the processes its Audit Committee has followed ensure the appropriateness of its entry into such transactions with related persons and that such transactions were entered into on terms on an equivalent basis to arms’-length transactions.

Communication with the Board

Interested parties who want to communicate with the independent or non-management directors as a group, with the Board as a whole, any Board committee or any individual Board members should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, TransEnterix, Inc., 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560, or call the Corporate Secretary at (305) 575-4602. The Corporate Secretary will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

There have been no changes to the procedures by which interested parties may communicate with the Board.

Board Nominations by Security Holders

The Nominating Committee considers nominees proposed by our stockholders. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, you may submit the candidate’s name by delivering notice in writing to our Corporate Secretary, TransEnterix, Inc., 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560.

A stockholder nomination submitted to the Corporate Governance and Nominating Committee must include at least the following information (and can include such other information the person submitting the recommendation desires to include), and must be submitted to the Company in writing:

(i) The name, address, telephone number, fax number and e-mail address of the person submitting the recommendation;

(ii) The number of shares and description of the Company voting securities held by the person submitting the nomination and whether such person is holding the shares through a brokerage account (and if so, the name of the broker-dealer) or directly;

(iii) The name, address, telephone number, fax number and e-mail address of the person being recommended to the Corporate Governance and Nominating Committee to stand for election at the next annual meeting (the “proposed nominee”) together with information regarding such person’s education (including degrees obtained and dates), business experience during the past ten years, professional affiliations during the past ten years, and other relevant information;

(iv) Information regarding any family relationships of the proposed nominee as required by Item 401(d) of SEC Regulation S-K;

(v) Information whether the proposed nominee or the person submitting the recommendation has (within the ten years prior to the recommendation) been involved in legal proceedings of the type described in Item 401(f) of SEC Regulation S-K (and if so, provide the information regarding those legal proceedings required by Item 401(f) of Regulation S-K);

(vi) Information regarding the proposed nominee’s ownership of shares in the Company required by Item 403 of Regulation S-K;

(vii) Information regarding certain relationships and related party transactions of the proposed nominee as required by Item 404 of Regulation S-K; and

(viii) The signed consent of the proposed nominee in which he or she consents to being nominated as a director of the Company if selected by the Nominating Committee, states his or her willingness to serve as a director if elected for compensation not greater than that described in the most recent proxy statement; states whether the proposed nominee is “independent” as defined by NYSE MKT Rule 803; and attests to the accuracy of the information submitted in such consent.

For next year’s annual meeting, which is expected to be held in June 2015, nominations should be submitted no sooner than January 19, 2015 and no later than February 18, 2015.

When the information required above has been received, the Corporate Governance and Nominating Committee will evaluate the proposed nominee based on the criteria described below, with the principal criteria being the needs of the Company and the qualifications of such proposed nominee to fulfill those needs.

The process for evaluating a director nominee is the same whether a nominee is recommended by a stockholder or by an existing officer or director. The Corporate Governance and Nominating Committee has established criteria for selection of potential directors, taking into consideration the following attributes which are desirable for a member of our Board of Directors: leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints. The Corporate Governance and Nominating Committee will periodically assess the criteria to ensure it is consistent with best practices and the goals of the Company; identify individuals who satisfy the criteria for selection to the Board and, after consultation with the Chair of the Board, make recommendations to the Board on new candidates for Board membership; and receive and evaluate nominations for Board membership which are recommended by existing directors, corporate officers, or stockholders in accordance with policies set by the Corporate Governance and Nominating Committee and applicable laws.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists the summary compensation of our named executive officers for the prior two fiscal years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)	Option Awards (2)			NonEquity Incentive Plan Compensation			Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Todd M. Pope President and Chief Executive Officer (3)	2013 2012	$ $	325,000 310,000	— —	— —	$ $	401,694 186,516	(4) (4)		$146,250 150,000	(5) (5)	— —	— —	$ $	872,944 646,516

Joseph P. Slattery, Executive Vice President, Chief Financial Officer (6)	2013		$69,103	$25,000	$1,430,000		—			—		—	—		$1,524,103

Richard M. Mueller, Chief Technology Officer and Chief Operating Officer	2013 2012	$ $	300,000 285,000	— —	— —	$	— 98,957	(7)	$ $	100,000 90,000	(5) (5)	— —	—	$ $	400,000 473,957

Jeffrey G. Spragens, former Chief Executive Officer and President (8)	2013 2012		— —	— —	— —	$ $	59,925 53,431	(9) (9)		— —		— —	— —	$ $	59,925 53,431

(1)	Represented grant of restricted stock units (RSUs) to Mr. Slattery upon his hiring. The RSU award vests in three equal installments on the first three anniversaries of the date of grant. If a change of control event (as defined in his RSU agreement) occurs and Mr. Slattery’s employment is terminated involuntarily within twelve months following the change in control, the vesting of his RSUs will accelerate.
(2)	The grant date fair values reported above for stock option awards to all named executive officers except Mr. Spragens were determined by taking into account the number of shares and exercise prices in respect of such stock option awards granted by TransEnterix Surgical, but do not give effect to the exchange ratio in the Merger. As a result of the Merger, the shares underlying the stock option awards are multiplied by the Merger exchange ratio of 1.1533 and the exercise prices of the stock option awards are divided by the exchange ratio, for purposes of calculating the number of shares of our Common Stock that each option award is now exercisable for and for calculating the corresponding exercise prices, respectively, following the Merger. Unless otherwise indicated, the number of shares underlying stock option awards and the exercise price for such stock options in this proxy statement have been adjusted to reflect the exchange ratio of 1.1533. For all stock options, the values reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are described in Note 13 to the Company’s audited financial statements, included in the Annual Report on Form 10-K for the year ended December 31, 2013, filed by the Company with the SEC on March 5, 2014.
(3)	Todd Pope became our President and Chief Executive Officer on September 3, 2013 in connection with the consummation of the Merger; prior thereto he was the president and chief executive officer of TransEnterix Surgical.
(4)	Mr. Pope was granted the following stock option awards in 2013 and 2012:

(a)	stock options to purchase 345,990 shares of our Common Stock granted on August 12, 2013 at an exercise price of $2.00 per share; one-fourth of the shares underlying this stock option award vest on the first anniversary of the Merger and 1/48th of the shares underlying the full award vest each month thereafter for 36 months; and

(b)	stock options to purchase 929,263 shares of our Common Stock granted on April 12, 2012 at an exercise price $0.35 per share; one-fourth of the shares underlying this stock option award vested on February 2, 2013, and 1/48th of the shares underlying the full award vest each month thereafter for 36 months.

The incremental fair value of stock options to purchase 131,691 shares granted to Mr. Pope on September 15, 2008, repriced as of June 21, 2012, and of stock options to purchase 172,995 shares granted to Mr. Pope on December 14, 2009, repriced as of June 21, 2012, were $4,702 and $17,590, respectively.

(5)	Represents bonuses paid under a TransEnterix Surgical incentive bonus plan. Mr. Pope and Mr. Mueller were eligible for awards under such plan during 2012 and 2013. The awards are based at target on a percent of base salary (50% for Mr. Pope and 40% for Mr. Mueller). Corporate performance goals were established by the Compensation Committee for each year and individual performance goals established for each of Mr. Pope and Mr. Mueller at the beginning of the plan year. For 2013, the corporate goals focused on successful consummation of a corporate finance transaction and achievement of product development milestones. The Compensation Committee reviews the self-evaluations by the applicable named executive officers at the end of each plan year, considers the CEO recommendations for all named executive officers other than the CEO, and determines the achievement of each performance goal in determining the actual bonus for each plan year. The bonus amounts for 2012 represent the bonus earned for and paid in 2012. In addition, during 2012, Mr. Pope was paid his 2011 incentive bonus of $116,250, and Mr. Mueller was paid his 2011 incentive bonus of $78,203. In the Current Report on Form 8-K filed on September 6, 2013, the amounts paid for both the 2011 and 2012 bonuses for Mr. Pope and Mr. Mueller were reported as bonus for 2012.
(6)	Mr. Slattery became our Executive Vice President and Chief Financial Officer on October 2, 2013.
(7)	Mr. Mueller was granted stock options on April 12, 2012 to purchase 493,025 shares of Common Stock at an exercise price of $0.35 per share; one-fourth of the shares underlying this award vested on February 2, 2013, and 1/48th of the shares underlying the full award vest each month thereafter for 36 months. The incremental fair value of stock options to purchase 106,520 shares granted to Mr. Mueller on February 9, 2011, repriced as of June 21, 2012, was $7,574.
(8)	Mr. Spragens was SafeStitch’s President and Chief Executive Officer until September 2, 2013. During 2012 and 2013, Mr. Spragens did not receive a salary for serving as SafeStitch’s President and Chief Executive Officer.
(9)	Mr. Spragens was granted stock options in February 2012 and April 2013 to purchase 20,000 and 30,000 shares of Common Stock at an exercise price of $3.25 and $2.25 per share, respectively. Each stock option was to vest in four equal installments on the first four anniversaries of the date of grant. At the time of the Merger, the unvested stock options accelerated and the exercise period for Mr. Spragens’ vested stock options was extended for one year following the closing date of the Merger.

Agreements with Named Executive Officers

Todd M. Pope

In connection with the Merger, TransEnterix assumed the offer letter from TransEnterix Surgical to Todd Pope dated June 9, 2008, which constituted an employment agreement with Mr. Pope. The employment agreement provides Mr. Pope with a base salary of $25,000 per month. Mr. Pope is eligible for a cash bonus of up to 50% of his base salary each year if milestones mutually agreed upon by Mr. Pope and the Company are met. The employment agreement gives the Board of Directors the discretion to increase Mr. Pope’s base salary and bonus. The employment agreement further provides that if Mr. Pope’s employment is terminated by TransEnterix without “cause” (as defined in the agreement) or if Mr. Pope experiences a “constructive termination” (as defined in the employment agreement) at the time of or within twelve (12) months following the close of a “change of control” (as defined in the employment agreement), Mr. Pope will receive, subject to signing a release of claims in favor of TransEnterix: (1) twelve months of Mr. Pope’s regular base salary; (2) target bonus for the year in which the change of control occurs; (3) full acceleration and vesting of

Mr. Pope’s outstanding stock option granted following his start date in 2008 to purchase up to five percent of TransEnterix Surgical’s fully diluted capitalization following a Series A preferred financing (the Option) upon the date of termination; and (4) up to six months of reimbursement for premiums paid for COBRA coverage. The Option is fully vested as of the date of this proxy statement.

The employment agreement with Mr. Pope also provides that if Mr. Pope’s employment is terminated by TransEnterix without “cause” or if Mr. Pope experiences a “constructive termination” at any other time, Mr. Pope will receive, subject to signing a release of claims in favor of TransEnterix: (1) six months of Mr. Pope’s regular base salary; (2) target bonus for the year in which the involuntary termination occurs; (3) full acceleration and vesting of the Option; and (4) up to six months of reimbursement for premiums paid for COBRA coverage. The Option is fully vested as of the date of this proxy statement.

Joseph P. Slattery

In connection with his hiring we entered into an offer letter, which constituted an employment agreement, with Mr. Slattery. Under the employment agreement, Mr. Slattery receives a base salary of $275,000 per year. Mr. Slattery was eligible for and received a $25,000 bonus for the year ended December 31, 2013 and is entitled to an annual year-end bonus of 40% of his base salary beginning in 2014 and thereafter. Mr. Slattery also received a grant of 200,000 Restricted Stock Units (“RSUs”), which vest one-third (1/3) per year on the anniversary of Mr. Slattery’s start date with the Company.

Under the employment agreement, Mr. Slattery was also entitled to a stock option grant exercisable for 500,000 shares of the Company’s Common Stock (the “Fundraising Stock Option”) following the successful closing of a Company fundraising in which at least $20.0 million in proceeds is raised for the Company and where at least 50% of the funds raised come from non-insiders (the “Fundraising”). The public offering that closed on April 21, 2014 was an eligible Fundraising and the Fundraising Stock Option was awarded to Mr. Slattery on April 21, 2014. The exercise price of Fundraising Stock Option was the fair market value of the Company’s Common Stock on the date of grant and such options will vest 25% on the one (1) year anniversary of Mr. Slattery’s start date and thereafter will vest in thirty-six (36) equal monthly installments. Mr. Slattery is prohibited from exercising any stock options for a period of six (6) months following the date of grant.

The Initial RSU grant and the Fundraising Stock Option will each accelerate in the event of Mr. Slattery’s involuntary termination from employment with the Company at the time of or within twelve (12) months following a change of control.

In the event that there is a change of control within the Company affecting his employment, Mr. Slattery shall be entitled to receive a lump sum payment equal to twelve (12) months of his base salary and reimbursement for COBRA premiums for a period of up to twelve (12) months, subject to signing a release of claims in favor of TransEnterix.

Richard M. Mueller

In connection with the Merger, TransEnterix assumed the offer letter, dated December 15, 2010 from TransEnterix Surgical to Richard Mueller, which constituted an employment agreement with Mr. Mueller. The employment agreement provides Mr. Mueller with a base salary of $22,917 per month and provided him with eligibility for a 2011 yearend bonus. The employment agreement gives the Board of Directors the discretion to increase Mr. Mueller’s base salary and bonus. The employment agreement further provided for a stock option grant to Mr. Mueller which was made in 2011, and relocation benefits which were paid in 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the outstanding equity awards held by TransEnterix’s named executive officers at December 31, 2013:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS (1)						STOCK AWARDS
Name	(2) Number of Securities Underlying Unexercised Options Exercisable	(2) Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($) (3)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested

Todd M. Pope	131,691	—	—	0.35	9/15/2018	—	—	—	—
	172,995	—	—	0.35	12/14/2019	—	—	—	—
	425,912	503,351	—	0.35	4/12/2022	—	—	—	—
	—	345,990	—	2.00	8/12/2023	—	—	—	—

Joseph P. Slattery	—	—	—			200,000	1,650,000	—	—

Richard M. Mueller	77,672	28,848	—	0.35	2/9/2021	—	—	—	—
	225,970	267,055	—	0.35	4/12/2022	—	—	—	—

Jeffrey G. Spragens	1,000	—	—	15.50	9/03/2014	—	—	—	—
	12,000	—	—	4.00	9/03/2014	—	—	—	—
	20,000	—	—	6.00	9/03/2014	—	—	—	—
	20,000	—	—	5.60	9/03/2014	—	—	—	—
	20,000	—	—	3.25	9/03/2014	—	—	—	—
	30,000	—	—	2.25	9/03/2014	—	—	—	—

(1)	The number of shares and exercise prices in respect of the option awards granted by TransEnterix Surgical listed above give effect to the exchange ratio of 1.1553 in the Merger and reflect the 1-for-5 reverse stock split effected by the Company on March 31, 2014.
(2)	One-fourth of the shares underlying each option award vests on the first anniversary of the grant date of such option award, and 1/48th of the shares underlying the full award vest each month thereafter for 36 months.
(3)	During May 2012, TransEnterix Surgical provided its employees, including Mr. Pope and Mr. Mueller, with an offer to have their option awards repriced so that the exercise price of their option awards was amended to equal TransEnterix Surgical’s then-current fair market value of its common stock, or $0.08 per share. The option awards listed above that were issued prior to 2012 reflect the adjusted exercise price, which adjusted exercise price became effective as of June 21, 2012, as further adjusted by the exchange ratio.
(4)	Based on the closing price of the Company’s Common Stock on December 31, 2013 of $8.25 per share.

Equity Compensation Plan

The Company currently has one equity compensation plan under which it makes awards, the TransEnterix, Inc. 2007 Incentive Compensation Plan, as amended (the “2007 Plan”). In connection with the Merger, SafeStitch assumed all of TransEnterix Surgical’s options that were issued and outstanding immediately prior to the Merger at the exchange ratio of 1.1533, which were exercisable, as of the Merger date, for approximately 3,136,165 shares of Common Stock. Such options were granted under the TransEnterix, Inc. 2006 Stock Plan (the “2006 Plan”) which was assumed by the Company in the Merger. The 2006 Plan is maintained solely for the purpose of the stock options granted under the 2006 Plan that remain outstanding; no future awards are authorized to be made under the 2006 Plan. The 2007 Plan was originally approved by the Board and adopted by the majority of our stockholders on November 13, 2007. It was later amended and restated (and approved by the Board and approved by a majority of our stockholders on October 29, 2013) to increase the number of shares of Common Stock authorized under the 2007 Plan to 4,940,000 shares, and to make other changes. The 2007 Plan is used for plan-based awards for officers, other employees, consultants, advisors and non-employee directors. The Company can issue stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards under the 2007 Plan.

Agreements with Former Executive Officers

In connection with the Merger, the Company entered into letter agreements with each of James J. Martin and Charles J. Filipi, M.D., the Chief Financial Officer and Chief Medical Officer, respectively, of SafeStitch prior to the Merger. Neither of Mr. Martin nor Dr. Filipi were executive officers of the Company after October 2012, as determined by our Board of Directors.

Our agreement with Mr. Martin provided for him to continue in the role of Chief Financial Officer, a role he held until October 2, 2013, when Mr. Slattery joined the Company. The letter agreement with Mr. Martin provided that if his employment was terminated without cause (as defined in the letter agreement), death or disability within the six (6) month period following the closing date of the Merger (which was September 3, 2013), he would have been entitled to continuing payments of severance pay for the amount of salary he would have been paid, and reimbursement of COBRA premiums, for a period through the six (6) month anniversary of the Merger, subject to the execution of a release of claims in favor of TransEnterix. Mr. Martin voluntarily left the employment of the Company on March 5, 2014.

Our agreement with Dr. Filipi continued his role as Chief Medical Officer of the Company following the Merger. The letter agreement with Dr. Filipi provides that if his employment is terminated without cause (as defined in the letter agreements), death or disability within the twelve (12) month period following the closing date of the Merger (which was September 3, 2013), he will be entitled to continuing payments of severance pay for the amount of salary he would have been paid, and reimbursement of COBRA premiums, for a period through the twelve (12) month anniversary of the Merger, subject to the execution of a release of claims in favor of TransEnterix. As of May 12, 2014, Dr. Filipi remained as a non-executive employee of the Company.

Director Compensation

The following table lists the compensation paid during 2013 to the non-employee directors of the Company as of and after the effective date of the Merger:

DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total($)
Dennis J. Dougherty	—	—	—	—	—	—	—
Phillip Frost, M.D. (2)	—	—	—	—	—	—	—
Jane H. Hsiao, Ph.D., MBA (3)	—	—	80,220	—	—	—	80,220
Aftab R. Kherani, M.D.	—	—	—	—	—	—	—
Paul A. LaViolette	—	—	—	—	—	—	—
David B. Milne	—	—	—	—	—	—	—
Richard C. Pfenniger, Jr. (3)	—	—	10,028	—	—	—	10,028
William N. Starling	—	—	—	—	—	—	—

(1)	Prior to the effective date of the Merger, the Board of Directors of SafeStitch consisted of the following individuals, in addition to Jane H. Hsiao and Richard C. Pfenniger: Jeffrey G. Spragens, Charles J. Filipi, M.D., Chao C. Chen, Ph.D., Steven D. Rubin and Kevin T. Wayne, D.B.A. On April 23, 2013, in addition to amounts shown for Dr. Hsiao and Mr. Pfenniger, the non-employee directors of SafeStitch received the following stock option grants from SafeStitch as compensation: Dr. Chen, 4,000 options (value of $8,022); Mr. Rubin, 7,000 options (value of $14,039); and Mr. Wayne 4,000 options (value of $8,022). The exercise price for each option was $2.25 (fair market value on the date of grant) and the options vested in full on the first anniversary of the date of grant. The vesting of each of the non-employee director options, other than those held by Dr. Hsiao, was accelerated in connection with the closing of the Merger. For all stock options in the table and the footnotes, the option values reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are described in Note 13 to the Company’s audited financial statements, included in the Annual Report on Form 10-K for the year ended December 31, 2013, filed by the Company with the SEC on March 5, 2014.
(2)	On April 23, 2013, Dr. Frost received a stock option to acquire 20,000 shares of common stock from SafeStitch as compensation for serving as a consultant to SafeStitch prior to the Merger. The option value was $40,110, the exercise price was $2.25 per share and the options will vest on the first anniversary of the date of grant.
(3)	The stock option award to Dr. Hsiao vests on April 23, 2014. The vesting of the stock option award to Mr. Pfenniger was accelerated in full upon the consummation of the Merger.

Director Compensation Arrangements

The Company historically has not had a compensation package for members of its Board of Directors for their service as directors, other than the annual stock option awards made by SafeStitch to its non-employee directors prior to the Merger. In 2014, the Company anticipates establishing a compensation package for its non-employee directors.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

BDO USA, LLP (BDO) has served as the independent registered public accounting firm of the Company since 2012. The following table sets forth the fees billed to the Company by BDO for its audits of the Company’s consolidated annual financial statements and other services for the years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees	$108,000	$32,500
Audit-Related Fees (1)	$27,517
Tax Fees
All Other Fees

Total Fees	$135,517	$32,500

(1)	Relates to due diligence services conducted in connection with the Merger.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by our independent auditors. The services requiring pre-approval by the audit committee may include audit services, audit related services, tax services and other services. The pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of revenues paid by us to our independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee. Subsequent to the Merger, audit-related services, tax services and all other services provided by BDO were pre-approved by the Audit Committee. Prior to the Merger during 2013 and in 2012, EisnerAmper, LLP served as the independent registered public accounting firm for SafeStitch, and all audit-related services, tax services and all other services provided by EisnerAmper LLP to SafeStitch were pre-approved by the Audit Committee.

The Audit Committee has considered and determined that the provision of all non-audit services set forth in the table above is compatible with maintaining BDO’s independence.

PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

PROPOSAL ONE – ELECTION OF DIRECTORS

The Board has nominated eight incumbent directors for re-election as directors to serve until our next annual meeting and until each director’s successor is duly elected and qualified. Each director nominee has consented to being named as a director nominee in this proxy statement and to serving as a director if elected. Please see pages 8 through 10 of this proxy statement under the heading “Directors” for information regarding the eight nominees for re-election as a Director. The Corporate Governance and Nominating Committee did not nominate Dr. Frost to continue as a director, due largely to the breadth of his professional responsibilities and activities.

Nominees for election of directors

The persons named in the enclosed form of Proxy will vote the shares represented by such Proxy for the election of the eight nominees for Director named below. If, at the time of the Meeting, any of these nominees shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the Proxy will vote for such substitute nominee or nominees, if any, as they determine in their sole discretion. If elected, Paul A. LaViolette, Todd M. Pope, Dennis J. Dougherty, Jane H. Hsiao, Aftab R. Kherani, David B. Milne, Richard C. Pfenniger, Jr. and William N. Starling, Jr. will each hold office a term of one year, until their successors are duly elected or appointed or until their earlier death, resignation or removal.

Vote required and recommendation

The Board of Directors recommends a vote “For” the election of Messrs. LaViolette, Pope, Dougherty, Milne, Pfenniger and Starling and Drs. Hsiao and Kherani to the Board of Directors. Directors are elected by a plurality of votes. Unless otherwise specified, the enclosed proxy will be voted “For” the election of the Board of Directors’ slate of nominees. Neither management nor the Board of Directors of the Company is aware of any reason which would cause any nominee to be unavailable to serve as a Director. Discretionary authority may be exercised by the proxy holders named in the enclosed proxy to vote for a substitute nominee proposed by the Board of Directors if any nominee becomes unavailable for election. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) was enacted. Under the Dodd-Frank Act, the Company is providing the stockholders a vote to approve, on an advisory (nonbinding) basis, the compensation paid to our named executive officers in 2013 as disclosed in this proxy statement in accordance with the SEC’s rules.

This proposal, commonly known as a “say-on-pay” proposal, gives the stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific element of our executive compensation programs, but rather to address our overall approach to the compensation of our named executive officers as described in this proxy statement. The Board is asking the stockholders to indicate their support for our executive compensation program, as described in this proxy statement, by voting “For” the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers for 2013, as disclosed in the accompanying proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.

Advisory Nature of the Vote

Because this vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of the stockholders and, to the extent there is any significant vote against the Company’s compensation practices for the named executive officers as disclosed in this proxy statement, the Board will consider this stockholders’ vote and the Compensation Committee will evaluate whether any actions are necessary to address the stockholders’ concerns when considering future executive compensation arrangements.

Vote required and recommendation

Proposal Two requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote.

The Board of Directors recommends that stockholders vote “For” the proposal. Unless otherwise specified, the enclosed proxy will be voted “For” approval of Proposal Two.

PROPOSAL THREE – ADVISORY VOTE ON THE FREQUENCY OF SAY ON PAY

The Dodd-Frank Act also requires us to provide the stockholders with an advisory vote on how frequently in the future the Company should seek an advisory vote approving the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. In voting on this Proposal Three, stockholders may indicate whether they would prefer an advisory vote on named executive officers’ compensation once every one, two, or three years. If desired, as set forth in the attached proxy, a stockholder may abstain from voting on this Proposal Three.

The Board has considered the Dodd-Frank Act requirements for such “say-on-pay frequency” vote and has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company. The appropriate frequency of an advisory vote on executive compensation is the subject of diverging opinions and views, and the Board believes there is reasonable basis for each of the three options. Less frequency would encourage a more long-term, rather than short-term, analysis of our executive compensation programs and would avoid the burden that annual votes would impose on stockholders required to evaluate the executive compensation program each year. On the other hand, greater frequency provides stockholders the opportunity to react promptly to emerging trends in compensation and gives the Board and the Compensation Committee the opportunity to evaluate the compensation program each year in light of timely input from stockholders.

Advisory Nature of the Vote

Because this vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board of Directors values the stockholders’ opinions and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

Vote required and recommendation

The alternative of “One Year”, “Two Years” or “Three Years” that receives the affirmative vote of the majority of shares present in person or by proxy and entitled to vote will be deemed the choice of the stockholders. If no one frequency selection alternative receives such majority vote, the alternative receiving the most votes will be deemed the choice of the stockholders.

The Board of Directors recommends that stockholders vote for “One Year” in Proposal Three. Unless otherwise specified, the enclosed proxy will be voted for “One Year”.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein. However, if any such other matters properly are presented to the stockholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

ANNUAL REPORT TO STOCKHOLDERS

Included with this proxy statement is the Company’s 2013 Annual Report.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one proxy statement and annual report is being delivered to stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon the written or oral request of a stockholder, we will deliver promptly a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy was delivered. Stockholders desiring to receive a separate copy now or in the future may contact us through at our corporate offices at 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560 or by telephone, (919) 765-8400. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in our proxy statement and proxy for our 2015 annual meeting of stockholders pursuant to the provisions of Exchange Act Rule 14a-8 must be received by us at our executive offices by January 19, 2015.

Under our bylaws, only such business shall be conducted as shall have been brought before the meeting as specified in the meeting notice, by or at the direction of the Board or by any stockholder who is a stockholder of record at the time of giving of the meeting notice, who is entitled to vote at such meeting and who complies with the notice procedures set forth in Section 2.05 of our bylaws. Pursuant to such notice procedures, a stockholder proposal must be received by the Company no later than February 18, 2015 to be considered timely for the 2015 annual meeting of stockholders.

For any proposal that is otherwise permitted at the 2015 annual meeting of stockholders, but was not submitted to the Company on or before April 4, 2015, the persons named as proxy in the proxy card will be allowed to use his discretionary voting authority pursuant to Exchange Act Rule 14a-4(c)(1).

Stockholder proposals should be directed to our Corporate Secretary, 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on June 23, 2014.
INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR PROPOSAL 1, “FOR” FOR PROPOSAL 2 AND FOR “ONE YEAR” FOR PROPOSAL 3.
							ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
1.	Election of eight directors.				3.	Advisory vote on the frequency of the Advisory vote on the approval of the compensation of the Company’s Named executive officers.	☐	☐	☐	☐
	NOMINEES:

(01) Paul A. LaViolette

(02) Todd M. Pope

(03) Dennis J. Dougherty

(04) Jane H. Hsiao, Ph.D., MBA

(05) Aftab R. Kherani, M.D.

(06) David B. Milne

(07) Richard C. Pfenniger, Jr.

(08) William N. Starling, Jr.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY for all Nominees	FOR ALL EXCEPT
		☐	☐	☐	4.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and, in the list above, strike a line through the name of the nominee for whom you wish to withhold your vote.

					The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 24, 2014 meeting.
		FOR	AGAINST	ABSTAIN
2.	Advisory vote on the approval of the compensation of the Company’s Named executive officers.	☐	☐	☐				COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2014.

NOTE: Please sign exactly as your name or names appears hereon. When shares are held by joint owners, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD HERE — DO NOT SEPARATE — INSERT IN ENVELOPE PROVIDED ▲

PROXY CARD
TransEnterix, Inc. 635 Davis Drive, Suite 300 Morrisville, North Carolina 27560
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS — JUNE 24, 2014

The undersigned hereby appoints Todd M. Pope and Joseph P. Slattery and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting (the “Annual Meeting”) of Stockholders of TransEnterix, Inc. (the “Company”) to be held on June 24, 2014, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on May 12, 2014 in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the Annual Meeting and on matters incident to the conduct of the Annual Meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS; FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; FOR ONE YEAR AS THE FREQUENCY OF THE ADVISORY VOTE OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS THE PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE